Exhibit 10.16
CARDIOVASCULAR SYSTEMS, INC.
SUMMARY OF FISCAL YEAR 2009
EXECUTIVE OFFICER ANNUAL CASH INCENTIVE COMPENSATION
Effective February 25, 2009, the Company’s board of directors adopted an executive officer cash incentive compensation plan applicable to the six-month period ended June 30, 2009. This plan conditions the payment of incentive compensation to all participants upon the Company’s achievement of revenue and adjusted EBITDA financial goals. Target bonus amounts are split evenly between these two goals. None of the Company’s officers is subject to individual goals under this plan. No plan participant will receive a bonus unless the Company achieves certain minimum adjusted EBITDA goals.
Target bonus levels as a percentage of base salary for the six-month period are 75% for the President and Chief Executive Officer and 50% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn 50% to 200% of their target bonus amount for adjusted EBITDA and 50% to 150% of their target bonus amount for revenue; however, in the event of extraordinary revenue performance above the goals set by the board, the participants would receive incentive payments greater than 150% of their targets for the revenue goal based upon a formula established by the board, with no maximum payout set under the plan. The plan criteria are the same for all of the executive officers. This plan is designed to reward the executive officers for achieving and surpassing the financial goals set by the compensation committee and board of directors.

		Target Bonus for
		the Six-Month
		Period Ended June
Name	Target %	30, 2009
David L. Martin	75%	$148,125
President, Chief Executive Officer and Director
Laurence L. Betterley	50%	$62,500
Chief Financial Officer
James E. Flaherty	50%	$58,250
Chief Administrative Officer
Robert J. Thatcher	50%	$62,500
Executive Vice President
Paul Koehn	50%	$51,613
Vice President of Manufacturing
Brian Doughty(1)	50%	$53,125
Vice President of Commercial Operations
Paul Tyska(2)	50%	$50,000
Vice President of Business Development
Scott Kraus(2)(3)	50%	$23,750
Vice President of Sales

(1)	Mr. Doughty was promoted from Vice President of Marketing to Vice President of Commercial Operations on April 6, 2009. On April 29, 2009, the board of directors increased Mr. Doughty’s salary from $200,000 to $225,000 effective as of April 1, 2009. Mr. Doughty’s target bonus amount has been calculated using his average salary during the period.

(2)	The Vice President of Business Development and Vice President of Sales will also be paid sales commissions on a monthly basis. The amount of each such commission will be determined according to a formula based on sales levels.

(3)	Mr. Kraus was promoted from Senior Sales Director to Vice President of Sales on April 6, 2009. On April 29, 2009, the board of directors fixed Mr. Kraus’s salary at $190,000 for this new position and made him eligible to receive a bonus under this plan, both effective as of April 1, 2009. Mr. Kraus’s target bonus amount has been prorated for the period from April 1, 2009 through June 30, 2009.
We assumed and adopted this plan following the closing of the merger with Cardiovascular Systems, Inc., a Minnesota corporation (“CSI-MN”). The terms of the plan and the target bonuses apply to our executive officers to the same extent as when they were executive officers of CSI-MN, except for Mr. Kraus, who was not an executive officer of CSI-MN.